UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Miller, III, Lloyd I.
   c/o Porta Systems Corp.
   575 Underhill Boulevard
   Syosset, NY  11791
2. Issuer Name and Ticker or Trading Symbol
   Porta Systems Corp.
   PSI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November 1998*
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock, $.01 par valu|11/20/|P   | |20,000*           |A  |$1.50      |54,247             |D     |                           |
e                          |98*   |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|      |    | |                  |   |           |1,691,733**        |I     |                           |
e                          |      |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Non-Qualified Stock Op|$3.85   |5/98 |    | |           |   |     |04/30|Common Stock|2,000  |***    |2,000       |D  |            |
tion                  |        |     |    | |           |   |     |/08  |            |       |       |            |   |            |
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Series B Warrants     |$3.00   |1/98 |    | |           |   |     |12/31|Common Stock|25,000 |       |75,000**    |I  |****        |
                      |        |     |    | |           |   |     |/02  |            |       |       |            |   |            |
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Series B Warrants     |$3.00   |1/98 |    | |           |   |     |12/31|Common Stock|25,000 |       |75,000**    |I  |*****       |
                      |        |     |    | |           |   |     |/02  |            |       |       |            |   |            |
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Series B Warrants     |$3.00   |1/98 |    | |           |   |     |12/31|Common Stock|5,000  |       |15,000**    |I  |******      |
                      |        |     |    | |           |   |     |/02  |            |       |       |            |   |            |
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Series B Warrants     |$3.00   |1/98 |    | |           |   |     |12/31|Common Stock|5,000  |       |15,000**    |I  |*******     |
                      |        |     |    | |           |   |     |/02  |            |       |       |            |   |            |
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Series B Warrants     |$3.00   |1/98 |    | |           |   |     |12/31|Common Stock|5,000  |       |15,000**    |I  |********    |
                      |        |     |    | |           |   |     |/02  |            |       |       |            |   |            |
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Series B Warrants     |$3.00   |1/98 |    | |           |   |     |12/31|Common Stock|5,000  |       |15,000**    |I  |*********   |
                      |        |     |    | |           |   |     |/02  |            |       |       |            |   |            |
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Series B Warrants     |$3.00   |1/98 |    | |           |   |     |12/31|Common Stock|5,000  |       |15,000**    |I  |**********  |
                      |        |     |    | |           |   |     |/02  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
* These shares are being purchased pursuant to the Company's Stock Purchase Program (the "Program"). The
date shown is the date of approval of the Program by the Company's board of directors. The agreement to purchase the shares was executed in December 1998 or January 1999. Payment for the shares are being made by an offset against director's
fees.
** The reporting person disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest
therein.
*** These options are granted pursuant to the Company's 1996 Long-Term Incentive Plan, a 16b-3 plan, and are exercisable in
installments.
****  By Lloyd I Miller - Trust
A-2.
*****  By Lloyd Miller III Keogh
Plan.
******  By Lloyd I. Miller III, Trustee f/b/o Kimberly S.
Miller.
*******  By Lloyd I. Miller III, Trustee f/b/o Catherine C.
Miller.
******** By Lloyd I. Miller III, custodian under Florida UMGA for Alexandra B. Miller.
********* By Lloyd I. Miller, III, Trustee for Lloyd I. Miller III, Generation Skipping Trust, u/a/d 12/31/91.
********** By Lloyd I. Miller III, custodian under Florida UMGA for Lloyd I. Miller, IV.
***********  By Lloyd I. Miller III, custodian under Florida UMGA for Alexandra
B. Miller.
SIGNATURE OF REPORTING PERSON
/s/ Lloyd I. Miller, III
DATE
January 20, 1999